Exhibit 99.1

Correspondence from Mr. George Barnes dated May 12, 2008.

May 12, 2008

Wentworth Energy, Inc.

112 E. Oak Street

Suite 200

Palestine, TX  75801

Re:

Resignation

Dear Sirs:

I hereby resign as Vice President of Operations and Director of Wentworth Energy, Inc. as of the date hereof.  My resignation is not the result of any disagreement with Wentworth Energy, Inc. on any matter relating to its operations, policies or practices.

Yours truly,

/s/ George Barnes

George Barnes